Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of August 15, 2019 (the “Effective Date”) by between, Slutzky & Winshman Ltd., Company Number 515202489, an Israeli company, (the “Company”) which is a wholly owned subsidiary of Bright Mountain Media, Inc., a Florida corporation (“Bright Mountain Media”), and Joey Winshman, holder of an Israeli ID number [●] (the “Employee”).

WHEREAS,	the Employee is a shareholder and co-founder of the Company and has served as its Chief Marketing Officer since February 11, 2015;

WHEREAS,	on the Effective Date, Bright Mountain Media, acquired all of the issued and outstanding ordinary shares of the Company from its shareholders, including the Employee (the “Shareholders”), pursuant to the terms and conditions of that certain Share Exchange Agreement and Plan of Merger dated July 31, 2019 by and among Bright Mountain Media, Merger Sub (as defined therein), the Company and the Shareholders (the “Share Exchange Agreement”);

WHEREAS,	on the closing of the Share Exchange Agreement, the Company became a wholly-owned subsidiary of Bright Mountain Media;

WHEREAS,	in order to maintain the consistency of the operations of the Company following the closing of the Share Exchange Agreement, as a condition precedent to the transactions contemplated by the Share Exchange Agreement, the Employee agreed to enter into this Agreement;

WHEREAS,	the Employee has declared that he has the required knowledge, experience and expertise to fulfill the Position (as defined below); and

WHEREAS,	the Company wishes, based on the Employee’s aforementioned declaration, to continue the employment of the Employee, and the Employee wishes to continue to be employed by the Company as of the Effective Date and throughout the Term (as such term is defined below), all in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE,	in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	General

1.1	The preamble and appendices to this Agreement are an integral part thereof and are hereby incorporated by reference.

1.2	The headings in this Agreement are for the purpose of convenience only and shall not be used for the purposes of interpretation.

1.3	In this Agreement words referring to a male employee are intended also for a female employee.

2	Employment and Position.

2.1	The term (“Term”) of employment hereunder will commence on the Effective Date and end on the second (2nd) anniversary of the Effective Date (the “Initial Term”), and may be extended for additional one (1) year periods (each a “Renewal Term”) by written notice given by the Company to the Employee at least sixty (60) days before the expiration of the Term or the Renewal Term, as the case may be, unless this Agreement shall have been terminated pursuant to Section 7 of this Agreement.

2.2	The Employee shall be employed by Company in the position as described in Exhibit A hereto (the “Position”). The Company may change the scope of authority and/or content of the Position, and/or to ask the Employee to perform work out of the scope of the Position from time to time.

2.3	The Employee shall report regularly to the person set forth in Exhibit A hereto, or to any other person, as Company, at its sole discretion, shall instruct the Employee from time to time (the “Supervisor”).

3	Employee’s Duties, Representations and Warranties.

3.1	The Employee affirms and undertakes throughout the term of this Agreement:

3.1.1	To devote his entire working time, know-how, expertise, talent, experience and best efforts to the business and affairs of the Company and to perform his duties and functions diligently and skillfully with the utmost expertise and devotion.

3.1.2	To travel abroad from time to time if and as may be required pursuant to his Position.

3.1.3	Not to receive, at any time, whether during the term of this Agreement and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with the Employee’s employment with the Company, without the Company’s prior written authorization.

3.1.4	To immediately and without delay inform the Company of any affairs and/or matters in which the Employee and/or Employee’s immediate family has personal interest which might conflict the Employee’s obligations and Position and/or employment with Company (including its affiliates) and/or the interests of the Company (including its affiliates).

3.1.5	Not, without the prior written consent of the Company, to undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits except for de minimis non-commercial or non-business activities.

Prior to signing this Agreement, the Employee will inform the Company of any employment, occupation, engagement or activity in which the Employee is involved and that would require the Company’s written consent per the paragraph above.

3.1.6	To comply with any applicable law or provision, pertaining to his employment and with all the Company’s regulations, work-rules, policies, procedures and objectives, as shall be in effect from time to time (the “Company’s Rules”) including, without limitation, the Company’s Rules for Prevention of Sexual Harassment at the Workplace. In the event of inconsistency or contradiction between the provisions of this Agreement and the Company’s Rules, this Agreement shall prevail.

3.1.7	To comply with all corporate governance and insider trading policies of Bright Mountain Media as may be adopted or amended from time to time and brought to Employee’s attention during the Term and any Renewal Term.

3.1.8	This Agreement supersedes in its entirety any prior agreements between the parties hereto regarding the subject matter hereof.

3.1.9	This Agreement is confidential and therefore the Employee shall not disclose this Agreement as a whole, or any part thereof, to any third party (not including the Employee’s spouse, attorney or tax advisor), including, without limitation, to any other employee of the Company.

3.1.10	The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof:

(i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality, invention assignment or non-competition agreement; (ii) that no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement; (iii) do not require the consent of any person or entity; and (iv) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee (other than any affiliate of the Company).

3.2	The Employee consents, of his/her own free will, that the information in this Agreement and any information concerning the Employee gathered by the Company with respect to his employment at the Company, will be held and managed by the Company on a database according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad (including to countries which have a different level of data protection than that existing in Israel). The Company undertakes that the information will be used and transferred, if required, for legitimate business purposes only and while maintaining the Employee’s right to privacy.

3.3	The Employee acknowledges that Bright Mountain Media and the Company are relying on the Employee’s representations under this Section 3 upon entering into this Agreement and any misrepresentation under this section by the Employee shall constitute a material breach of this Agreement.

4	Time and Attention

4.1	In general, work for the Company shall be performed on Sunday through Thursday, unless determined and instructed otherwise by the Company.

4.2	A regular workweek shall consist of at least 42 hours that will be divided as follows: 4 days a week – at least, 8.6 hours per day, not including a 45 minutes daily break on Employee’s account, and 1 day a week – at least 7.6 hours per day, not including a 45 minutes daily break on Employee’s account. The Company does not schedule breaks – it is the Employee’s responsibility to take his break. The Company shall assume that the Employee has indeed taken a break in every day of work.

4.3	Saturday shall be the Employee’s recognized and official rest day.

4.4	Per the requirements under applicable law, the Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company’s Rules and instructions.

5	The salary

5.1	The Company shall pay the Employee a gross monthly salary in the amount as set forth in Exhibit A hereto (the “Base Salary”).

5.2	In addition to the Base Salary, since the performance of Employee’s position shall require the Employee, from time to time, to work beyond the regular work hours, and on irregular days, the Company shall pay the Employee, each month, a payment in the amount set forth in Exhibit A hereto (such amount, the “Global Overtime Payment”).

For the avoidance of doubt, The Global Overtime Payment reflects a full compensation for work performed by the Employee beyond the scope of the regular working hours for an average amount of hours per month as set forth in Exhibit A. The Employee acknowledges that he may not work overtime hours beyond the set quota of overtime hours, without receiving prior written consent of the Company to do so, and any performance of such additional work without the prior written consent shall not entitle the Employee with any additional payment.

5.3	For the purposes of this Agreement, the Base Salary and the Global Overtime Payment shall be referred to herein collectively, as the “Monthly Salary”.

5.4	It is agreed that 10% of the Monthly Salary shall be considered to be a special compensation for the Employee’s obligation for non-competition as set forth in the IP Agreement, Exhibit B herein (the “Special Compensation”).

5.5	The Monthly Salary shall be paid to the Employee no later than the 9th day of the following month.

6	Social Benefits

6.1	Pension Plan: The Company and the Employee will obtain and maintain managers’ insurance or a pension fund, or a combination of both, per the employee’s preference and choice (the “Pension Plan”). The contributions to the Pension Plan shall be as detailed below:

6.1.1	8.33% of the Monthly Salary shall go towards severance pay component.

6.1.2	6.5% of the Monthly Salary shall go towards the pension component.

In the event that the Pension Plan is a mangers insurance policy or a provident fund (which is not a pension fund) the said rate shall include the rate of acquiring a loss of working capacity insurance for the Employee by Company at a cost of 2.5% of the Monthly Salary, or at such rate that will entitle Employee to a disability pension of 75% of the Monthly Salary, whichever is lesser (the “Disability Insurance”) provided that the Company’s contribution towards the pension component shall not be less than 5%. For the removal of any doubt, in the event that the Company’s contributions towards pension component plus the cost of the Disability Insurance is less than 6.5% of the Monthly Salary, the Company shall supplement its contributions towards the Employee’s pension component in an amount that shall put the cost of the Disability Insurance plus the Company’s contributions towards pension component at 6.5% of the Monthly Salary (Company’s contributions towards severance pay component, pension component and Disability Insurance if applicable, collectively shall be referred to as “Company’s Contribution”).

6.1.3	The Employee shall contribute 6% of the Monthly Salary towards the pension component (the “Employee’s Contribution”).

6.1.4	If the Employee chose to combine managers’ insurance and pension fund, the terms, structure and percentages, as defined above, with respect to Managers’ Insurance and Pension Fund shall apply, proportionally, to the portions of the Employee’s salary which the Employee chose to insure in Managers’ Insurance and Pension Fund.

6.1.5	For clarity’s sake, the abovementioned contributions to the Employee’s Pension Plan may be changed from time to time per the applicable law.

6.1.6	It is agreed and warranted between the parties that the Company’s provisions to the severance component are in lieu of severance pay, in accordance with the provisions of the General Approval regarding Employers’ Payments to a Pension Fund and Insurance Fund In lieu of Severance Pay issued by virtue of Section 14 of the Severance Pay Law 5723-1963 by the Labor Minister, dated June 30, 1998 (as amended and as may be amended from time to time) (the “General Approval”). By signing this agreement, the parties are acknowledging their consent to applicability of the provisions of the General Approval, a copy of which is attached hereby as Exhibit C, together with an English translation of the same, attached hereto as Exhibit D, which constitutes an integral part hereof. In so far as amendments to the General Approval shall be necessary, according and subject to any law or regulations, the provisions of the amended General Approval shall prevail and replace the General Approval attached hereto as Exhibit C and Exhibit D.

6.2	Education Fund: The Company and the Employee shall open and maintain an education fund (“Keren Hishtalmut” in Hebrew) (the “Education Fund”). The Company shall contribute to the Education Fund an amount equal to seven and a half percent (7.5%) and the Employee shall contribute to such Education Fund an amount equal to two and a half percent (2.5%) of each Monthly Salary payment. In any event, any tax liability related to the Education Fund shall be borne, exclusively, by the employee. The Employee hereby authorizes the Company to transfer to the Education Fund the amount of the employee’s and the Company’s contribution from each Monthly Salary payment.

6.3	Annual Bonus:

6.3.1	The Employee shall be entitled to an annual cash bonus in accordance with, and subject to, all the terms and conditions of the applicable plan to be adopted by the Company (the “Annual Bonus”).

6.3.2	The Parties agree that no later than sixty (60) days from the Effective Date, the terms and conditions under which the Employee shall be entitled to receive the Annual Bonus will be agreed upon in writing.

6.4	Reimbursement of Expenses: The Company shall reimbursement the Employee for any reasonable expenses incurred by Employee, including reimbursement of mobile phone expenses, car expenses, etc, provided that such expenses have been pre-approved by the Company. Reimbursement of any out of pocket expenses shall be done against receipts and/or other appropriate documentation as may be required by Company from time to time. All in accordance with the Company’s policies and guidelines on this subject and as may be adopted or amended after the date hereof.

6.5	Travel Expenses: Employee shall be entitled to reimbursement of travel expenses in the amount detailed in Exhibit A.

6.6	Annual leave: The Employee shall be entitled to paid annual vacation days as set forth in Exhibit A hereto. The Employee shall be obliged to take at least five (5) paid vacation days during each calendar year, as prescribed by law. The Employee will make every effort to exercise his annual vacation; if the Employee is unable to utilize all the vacation days by the end of a calendar year, provided that he took at least five (5) paid vacation days during such calendar year, he shall be entitled to accumulate the unused balance of the vacation days standing to his or her credit up to the Maximum Amount set forth in in Exhibit A hereto. For the avoidance of doubt, at the end of each calendar year any unused vacation days in excess of the Maximum Amount shall be canceled, nulled and shall not redeemable in any event.

6.7	Sick Pay: The Employee shall be entitled to sick pay in accordance with the applicable law. Employee shall provide the Company with such notification and documentation required under the Sick Pay Regulations (Rules for the Payment of Sick Pay) 5737-1976.

6.8	Convalescence Payments: The Employee shall be entitled to convalescence payments (in Hebrew: “Dmei Havra’a”) in accordance with applicable law.

6.9	The Employee shall bring to the attention of his Supervisor any call-up order for military reserve duty immediately upon receipt of the order.

7	Term and Termination

7.1	Upon the lapse of the Initial Term, either party may terminate the Employee’s employment by providing prior written notice in the number of days set forth in Exhibit A hereto (the “Notice Period”). During the Notice Period, whether notice has been given by the Employee or by the Company, the Employee shall continue to work and perform all regular duties unless instructed otherwise by the Company and shall cooperate with the Company and use his/her best efforts to assist the integration into the Company of the person or persons who will assume the Employee’s responsibilities and duties.

7.2	The Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion: (i) to waive the Employee’s actual work during the Notice Period, or to reduce the scope of the Employee’s work hours, while continuing to pay the Employee his regular payments and benefits until the completion of the Notice Period; or (ii) terminate this Agreement and the employment relationship, at any time prior to the expiration of the Notice Period, and pay the Employee the applicable payment in lieu of notice period, per applicable law.

7.3	Notwithstanding the foregoing, the Company may immediately terminate the Employee’s employment at any time for “Cause” (as defined below) or and “Entitling Event” (as such is defined in section 2(b) in the General Approval (attached to this Agreement as Exhibit C), without Notice Period or any compensation in lieu of Notice Period and/or severance pay (subject to applicable law).

7.4	For the purpose of this Agreement, “Cause” means: (A) committing or participating in an injurious act of fraud, or embezzlement against the Company; (B) committing or participating, willfully, in an injurious act or omission in a manner which was materially damaging to the Company; (C) engaging in a criminal enterprise involving moral turpitude; (D) conviction for a felony under the laws of the State of Israel, the United States or any state thereof; (E) conviction of, or plea of guilty or nolo contendere to, violation of any U.S. Federal or state securities laws, rules or regulations, or any rules or regulations of any stock exchange or other market on which Bright Mountain Media’s securities may be listed or quoted for trading; (F) violation of Bright Mountain Media’s corporate insider trading policies in a manner which was materially damaging to the Company; or (G) any assignment of this Agreement in violation of Section 10.4 of this Agreement.

8	Confidentiality, Non-Compete and Proprietary Rights.

8.1	The Employee shall be required, as a condition to Employee’s employment with the Company, to sign the Non-Competition, Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit B hereto (the “IP Agreement”).

8.2	For the removal of doubt, it is hereby clarified that the Employee’s compensation under this Agreement has been calculated to include special consideration for his commitment for non-competition as set forth under the IP Agreement. Employee will not be entitled to any further consideration for such commitments, expressly including no entitlement to royalties for any Service Inventions as defined in Section 132 of the Patent Law, 1967 (the “Patent Law”). This clause constitutes an express waiver of the Employees rights under Section 134 of the Patent Law.

9	Use of Company’s Computer Systems

The Employee hereby agrees and acknowledges that he has read, understands and consents to the Company Computer Policy attached hereto as Exhibit E and incorporated herein by reference, and agrees to, concurrently with the execution of this Agreement, to sign on Exhibit E.

10	Supplementary Provisions

10.1	All taxes, levies and compulsory payments that the Company is liable to deduct, pursuant to any law, at the Employee’s expense, shall be deducted at source from all the payments, rights and benefits to which the Employee is entitled, pursuant to this agreement or its appendices, unless expressly provided otherwise in this agreement.

10.2	This Agreement, together with its Exhibits and Schedules, constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, including, without limitations, the employment agreement by and between the parties herein, dated January 1, 2017, and may not be amended, modified or supplemented in any respect, except by a subsequent written document executed by both Employee and the Company. All actions to be taken by the Company hereby shall be taken upon the instruction of the Chief Executive Officer of Bright Mountain Media.

10.3	For avoidance of doubt, it is noted and emphasized that this Agreement, including its Exhibits and Schedules, also constitutes, the written notice to the Employee, pursuant to the Notice to Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection),5762- 2002. This Agreement does not derogate from any right vested to the Employee by virtue of any law, extension order, collective bargaining agreement, to the extent such apply to the Employee.

10.4	The Company may assign or transfer this Agreement, or any right, claim or obligation provided herein subject to any applicable law, provided however that none of the Employee’s rights under this Agreement are thereby diminished. The obligations of the Employee hereunder shall not be assignable or delegable.

10.5	All notices, requests and other communications to any party hereunder shall be given or made in writing and faxed, emailed, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or fax number or email address) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (a) if given by fax or email, one (1) business day after such fax is transmitted to the fax number or email address specified herein and the appropriate answerback is received, or (b) if given by any other means, when delivered at the address specified in the Agreement.

10.6	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law thereof. The parties submit to the exclusive jurisdiction of the competent courts of Israel in any dispute related to this Agreement.

10.7	The parties hereby confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first appearing above.

Employee acknowledges that:

Prior to signing this Agreement, the Employee: (i) read and fully understood all the provisions of this Agreement and its Exhibits; and (ii) העובד/ת מאשר/ת שהשליטה שלו/שלה בשפה האנגלית מאפשרת לו/לה להבין את כל התנאים המפורטים בהסכם זה ובנספחים לו.

Slutzky & Winshman Ltd.		Employee

Signature:	/s/ Nadav Slutzky	Signature:	/s/ Joey Winshman
Name:	Nadav Slutzky	Name:	Joey Winshman
Title:	Chief Executive Officer

Bright Mountain Media, Inc.

Signature:	/s/ W. Kip Speyer

W. Kip Speyer, Chief Executive Officer

Exhibit A

Below is a table detailing the specific terms of Employee’s employment at Slutzky & Winshman Ltd., as referred to in the Agreement (the “Specific Terms”). The Specific Terms set forth below are subject to the terms and conditions set forth in the Agreement. Capitalized terms used but not defined herein shall have the meanings as ascribed to them under the Agreement.

1.	Employee’s Details	Full Name: Joey Winshman I.D. Number: Address:. Telephone Number Private e-mail:
2.	Position	CMO
3.	Supervisor	Bright Mountain Media Chief Executive Officer
4.	Effective Date	As stated in the Employment Agreement
5.	Base Salary	NIS 34,875 (gross)
6.	Global Overtime Payment	NIS 11,625 (gross)
7.	Monthly Salary	NIS 46,500 (gross)
8.	Reimbursement of Travel Expenses	NIS 1,000 (gross)
9.	Reimbursement of Expenses	Per the terms detailed in the Agreement.
10.	Scope of Work	Full time
11.	Overtime hours per month	Average of 40 hours per month
12.	Notice Period (by the Company or the Employee)	This Agreement cannot be terminated for two (2) calendar years from the Effective Date, except for Cause (as defined under Section 7.3 of the Agreement). Upon the lapse of two (2) calendar years - 90 calendar days.
13.	Pension Plan	Per the terms detailed in the Agreement.
14.	Vacation Days	20 working days per calendar year
Maximum Amount: 40 vacation days shall be carried forward from one calendar year to the next.
15.	Sick Days	Per Applicable Law. Notwithstanding the aforementioned, the Employee shall be entitled to full payment with regard to his Sick Days as of the first day of sick leave.
16.	Convalescence Days	Per Applicable Law.
17.	Education Found	Per the terms detailed in the Agreement.
18.	Annual Bonus	Per the terms detailed in the Agreement.

Exhibit B

THIS NON-COMPETITION, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (“Agreement”) is effective as of the first day of the Employee’s engagement with the Company (whether before or after the date of this Agreement) (“Effective Date”) and made by and between Slutzky & Winshman Ltd. (including, at its sole discretion, any or all of the Company’s affiliates, including Bright Mountain Media, Inc., a Florida corporation (“Bright Mountain Media”), collectively the “Company”) and Joey Winshman (I.D. ___________) (the “Employee”).

In consideration for, as a condition and part of the Employee’s engagement with the Company (for no additional consideration or compensation), it is hereby agreed as follows:

1. Confidential Information.

1.1. Definition.

1.1.1. “Confidential Information” means any proprietary or confidential data and/or information, in any form or media, that Employee receives, obtains or otherwise acquires or gains access to prior, during or in connection with Employee’s engagement with the Company (whether before or after the date of this Agreement), which pertains to the Company or any of its businesses, clients, customers, employees, shareholders, business partners, licensees, licensors, vendors or affiliates. Confidential Information includes without limitation Company Intellectual Property (as defined below), or any part thereof, as well as any data and/or information that, given the nature of such data and/or information or the circumstances of its disclosure or receipt, is or should reasonably be considered as confidential.

1.1.2. Confidential Information shall not include any information that (i) is in the public domain at the time of disclosure, (ii) subsequently has entered the public domain other than by breach of Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) is shown by written dated evidence to have been known by Employee prior to disclosure to Employee in connection with his engagement with the Company, not as a result of a breach of any obligation owed to the Company or any other third party.

1.2. Confidentiality. Except as herein provided, Employee agrees that during and after termination of Employee’s engagement with the Company, Employee (i) shall keep Confidential Information confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the Company’s prior written consent (except in order to fulfil Employee’s employment tasks and obligations); (ii) shall refrain from any action or conduct which might compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow Company’s instructions provided from time to time regarding the use and handling of Confidential Information. Employee will take all reasonable precautions to prevent any unauthorized use of disclosure of the Confidential Information.

1.3. Ownership. Employee acknowledges and agrees that all right, title and interest in and to Confidential Information and all materials containing Confidential Information are and shall remain, at all times, the sole and exclusive property of the Company.

1.4. Proprietary Information of Third Parties.

1.4.1. Employee agrees that he/she has not and will not, during the term of the employment, improperly use, disclose or bring onto the premises or systems of the Company any proprietary information or trade secrets of any former employer or other person or entity with which Employee has an agreement or duty to keep in confidence information acquired by Employee, if any, unless with the prior written approval of the Company and such employer, person or entity.

1.4.2. Employee recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to Company’s undertaking to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he/she owes the Company and such third parties, during Employee’s employment with the Company and anytime thereafter, a duty to hold all such third party confidential or proprietary information at least in accordance with the provisions set forth hereunder in connection with Confidential Information of the Company, and to use such third party confidential or proprietary information strictly for the limited purposes and in the manner permitted hereunder.

1.5. Return of Confidential Material. Upon Company’s request or upon termination of the Employee’s employment with the Company for any reason, Employee agrees to promptly surrender and deliver to Company all materials and data of any nature or media pertaining to any Confidential Information or to Employee’s employment. Employee will not retain or take any tangible or electronical materials or data, containing or pertaining to any Confidential Information. If required by the Company, Employee will certify in writing that he/she complied with the requirements of this Section 1.5.

2. Ownership of Intellectual Property

2.1. Definitions.

2.1.1. “Intellectual Property” means proprietary or intellectual property rights, including without limitation copyrights, inventions, discoveries, patents, designs, trademarks, whether or not registered or capable of being registered, original ideas, trade secrets, source and object code, algorithms, formulae, materials, methods, processes, procedures, any derivatives, improvements and enhancements of the foregoing, and all rights corresponding to the foregoing throughout the world including all rights to sue for and receive remedies against past, present and future infringements of any and all of the foregoing;

2.1.2. “Prior Inventions” means the Intellectual Property made or conceived by or belonging to Employee that are listed on Schedule A attached hereto that (i) were developed by Employee prior to Employee’s employment with the Company, (ii) relate to Company’s actual or proposed business, operations, products or research and development, and (iii) are not assigned to Company hereunder; and

2.1.3. “Open Source” means any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), materials licensed under any Creative Commons license and the Apache License).

2.2. Assignment of Intellectual Property. Employee hereby irrevocably assigns and transfers to Company, for no additional consideration, Employee’s entire right, title and interest in and to all the Intellectual Property authored, developed, created, made, conceived or reduced to practice by Employee, whether solely or jointly with others, during the period of Employee’s engagement with Company (whether before or after the date of this Agreement and including after hours, on weekends or during vacation time), that either (i) relate in any manner to the actual or demonstrably anticipated business or proposed business, work, or research and development of Company (ii) is developed in whole or in part on Company’s time or using Company’s equipment, supplies, facilities or Confidential Information, or (iii) result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of Company or in connection with Employee’s duties and responsibilities in the scope of his/her engagement with Company (whether before or after the date of this Agreement) (“Company Intellectual Property”). Employee agrees that this assignment includes a present assignment to Company of ownership with respect to Company Intellectual Property that is not yet in existence.

2.3. Employee herby explicitly and irrevocably waives (i) any interest, claim or demand with respect to any consideration, compensation or royalty payment in connection with Company Intellectual Property and/or the assignment thereof, including, but not limited to any payments pursuant to Section 134 to the Israeli Patent Law – 1967 (the “Patent Law”); (ii) any moral rights, artists’ rights, or any other similar rights worldwide (“Moral Rights”) that he/she has at any time with respect to Company Intellectual Property.

2.4. Prior Inventions. If no Prior Inventions are listed in Schedule A of this Agreement, Employee warrants that there are no Prior Inventions. Employee hereby acknowledges that, if in the course of Employee’s employment with Company, Employee incorporates into a Company product, process, service or software a Prior Invention owned by Employee or in which Employee has an interest, Company is hereby granted and shall have a fully paid, nonexclusive, royalty-free, unlimited, irrevocable, perpetual, worldwide, transferable and sub-licensable right and license to make, have made, modify, create derivative works, reproduce, use, offer to sell use, sell, sublicense and otherwise distribute such Prior Invention (as may be improved or enhanced by or for Company) and in the event of copyrightable materials, copy, distribute, publicly perform, publicly display, make derivative works thereof, and sublicense such copyrightable materials, as part of or in connection with such Company product, process, service or software.

2.5. Disclosure of Intellectual Property. Employee agrees that in connection with Intellectual Property and/or which Employee, solely or jointly with others, conceives, develops or reduces to practice during the period of Employee’s employment with the Company (including after hours, on weekends or during vacation time) whether or not Employee believes that such Intellectual Property is Company Intellectual Property , Employee shall, as customary or required by the Company, keep and maintain adequate and accurate records, and shall promptly disclose such Intellectual Property to Company, through Employee’s immediate supervisor at Company or another Company designee (and if requested by the Company shall also reduce to writing and adequately describe all such Intellectual Property), in order to permit Company to claim its rights under this Agreement.

2.6. Employee’s Assistance.

2.6.1. Employee agrees to assist Company, or its designee, at Company expense, in every proper way to secure Company rights in the Company Intellectual Property and in any and all countries, including (a) the disclosure to Company of all pertinent information and data with respect thereto; (b) the execution of all assignments, applications, specifications, oaths, and other instruments that Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Company Intellectual Property.

2.6.2. Employee’s obligations hereunder, to the extent that it is in Employee’s power to do so, shall continue after the termination of Employee’s employment with Company for any reason. If Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature on any instrument, required at Company’s discretion in order to apply for, pursue or maintain any application for Intellectual Property rights (including patents or copyright registrations) covering and embodying any Company Intellectual Property, then Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents (at its discretion) as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and/or protection or maintenance.

2.7. Other Obligations.

2.7.1. Employee acknowledges that the Company from time to time may have agreements with other persons or with the government authorities, or agencies thereof, that impose obligations or restrictions on Company regarding Intellectual Property made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by the Company’s instructions or policies, and take necessary actions to assist Company in complying with its obligations thereunder.

2.7.2. Employee further agrees and undertakes that any and all work performed by him shall not infringe upon, misappropriate or use in an unauthorized manner any copyright, patent, trademark, trade secret or other confidential or proprietary information or intellectual property of any third party, including, without limitation, any current or former employer of Employee.

2.8. Open Source Software.

2.8.1. To the extent Intellectual Property or any other work product provided or generated by Employee includes any software, computer code and/or firmware, any such Intellectual Property or work product shall not incorporate or include any Open Source, unless explicitly permitted under the Company’s Open Source policy and/or instructions. Further, all other use of Open Source materials in connection with Employee’s employment shall be in accordance with the Company’s Open Source policy.

2.8.2. Intellectual Property and any other work product provided or generated by Employee shall on delivery be free of viruses, malicious code, time bombs, Trojan horses, back doors, drop dead devices, worms, or other code of any kind that may disable, erase, display any unauthorized message, permit unauthorized access, automatically or remotely stop software, code and/or firmware from operating, or otherwise impair the services, deliverables, inventions or work product or the Company network or any part thereof.

3. Non-Competition and Non-Solicitation

During the term of Employee’s employment with the Company and for a period of twenty four (24) months thereafter, Employee will not, directly or indirectly, (i) engage whether as an employee, independent contractor, partner, joint venture, shareholder, investor, director, consultant or otherwise, in any business or activity, all over the world, which is competitive with the technology, products, and/or services of the Company, or the business in which it is currently engaged or in which it may be engaged in, during the time of the Employee’s employment with the Company, (ii) solicit, induce, recruit or encourage any of the Company’s personnel to leave their employment, or take away such personnel, or attempt to solicit, induce, recruit, encourage or take away personnel of the Company, and/or their affiliates, either for the Employee or for any other person or entity; nor (iii) offer, solicit, interfere with and/or endeavor to entice away from Company, and/or any of its affiliates, any person, firm or company with whom Company and/or any of its affiliates shall have any contractual and/or commercial relationship as, consultant, licenser, joint venture, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on or twelve (12) months prior to the termination of his/her employment with the Company.

4. Breach of Obligations

4.1. Employee is aware that a breach of his/her obligations as detailed under this Agreement, or part of them, will cause the Company or the Company’s affiliates serious and irreparable damage, and that no financial compensation can be an appropriate remedy to such damage. Therefore, in addition to the return of the Special Compensation pursuant to the terms of the Employment Agreement to which this Agreement is attached, Employee agrees, that if such a breach occurs, the Company, any of the Company’s affiliates or any of their designee(s) shall be entitled (without limiting other remedies if available under the law or hereunder) to take all legal means necessary and any injunctive relief as is necessary to restrain any continuing or further breach of this Agreement.

5. Acknowledgements and Declarations

Employee hereby declares and acknowledges that:

5.1. Employee’s confidentiality and non-competition obligations under this Agreement are fair, reasonable, and proportional, especially in light of the Special Compensation Employee receives under the employment agreement to which this Agreement is attached, and are designed to protect the Company’s and the Company affiliates’ secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

5.2. Any breach of Employee’s obligations under this Agreement shall contradict the nature of the special trust and loyalty between Employee and the Company, the fair and proper business practices and the duty of good faith and fairness between the parties. Any such breach shall harm the Company and/or the Company affiliates and shall constitute a material breach of this Agreement and the employment agreement to which this Agreement is attached.

5.3. Employee’s obligations under this Agreement and the restricted period of time and geographical area specified herein are reasonable and proportional, and do not prevent Employee from developing his/her general knowledge and professional expertise in the area of his/her business, without infringing on or breaching any of the Company’s rights.

6. Miscellaneous

6.1. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Israel, without regard to the choice of law provisions thereof. Employee hereby expressly consents to the personal jurisdiction of the courts located in Tel-Aviv-Jaffa district, Israel, for any lawsuit arising from or relating to this Agreement. Employee acknowledges that in the event of any breach of this Agreement, Bright Mountain Media will not have an adequate remedy in money or damages and Bright Mountain Media therefore shall be entitled in such event to obtain an injunction against such breach from any court of competent jurisdiction (including the State of Florida) immediately upon request. Bright Mountain Media’s right to obtain such relief shall not limit its right to obtain other remedies and the prevailing party in any litigation shall be entitled to attorney’s fees and expenses.

6.2. Assignment. The undertakings set forth herein may be assigned by the Company. Employee may not assign or delegate his/her duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon Employee’s heirs, successors and permitted assignees.

6.3. Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

6.4. Entire Agreement. This Agreement constitutes the full and complete agreement between the parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both parties.

6.5. Severability. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be automatically adjusted to the minimum extent necessary for validity or enforceability. In any event, the remaining terms and provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

/s/ Joey Winshman
Slutzky & Winshman Ltd.		Employee

By:	/s/ Nadav Slutzky, CEO	Name:	Joey Winshman
Date:	August 15, 2019	Date:	August 15, 2019

Bright Mountain Media, Inc.

Signature:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer

Schedule A

TO THE NON-COMPETITION, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Prior Inventions

Follows a list of Prior Inventions of the Employee:

1.

2.

3.

4.

If nothing is listed, I will be regarded as having declared that I have no Prior Inventions.

Employee (Signature)	Date

Exhibit C

Exhibit D

[English Summary of Exhibit C1]

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval on behalf of his employees to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers’ insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

7.	The Employer’s Payments –

(a)	To the Pension Fund are not less than 141/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto additional payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary. In the event that the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(1)	131/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 21/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”); or

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event that the employer has paid, in addition to the foregoing payments to supplement severance pay, to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 21/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

8.	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which:

(a)	The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval; and

(b)	The employer waives in advance any right, which he may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard “Entitling Event” means death, disability or retirement after the age of 60.

9.	This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

1 This is not an official translation of Exhibit C and should not be relied upon for its accuracy. In any event, Exhibit C prevails.

EXHIBIT E

COMPANY COMPUTER POLICY CONSENT

Slutzky & Winshman Ltd (the “Company”) has a policy regarding the use of the Company’s computer systems (the “Company’s Computers Policy”), as follows:

1.	The Company has provided you, for the purpose of the performance of your duties, various types of computer related devices, including a computer, hardware, software, Company e-mail account, phone etc. (the “Computer Devices”). The Computer Devices are the exclusive property of the Company, and in order to protect the Computer Devices, and the information which they contain, you are hereby required to adhere to the following instructions:

1.1	Hardware - it is prohibited to install hardware on, and/or to, Computer Devices without the prior authorization of your supervisor or the Company’s IT team. In this regard, you are not allowed to connect to a Computer Device an external hard – drive, disk on key (also known as memory stick and/or flash memory), camera, cell phone or any other type of hardware for purposes which are illegal, inappropriate, or transferring of material that belongs to the Company, its clients, employees, or any other third party without the prior authorization of your supervisor or the Company’s IT team.

1.2	Software - it is prohibited to install software on Computer Devices, except for reasonable bounds, without the prior authorization of your supervisor or the Company’s IT team.

1.3	Files - it is prohibited to save on Computer Devices any files, photos or videos that are not related to the Company. In particular, and without limitation, it is prohibited to save on Computer Device any file that its access and/or saving by you constitute infringement of protected Intellectual Property rights, and any file that contains obscene, pornographic or abusive content.

Notwithstanding the above, you are permitted to save personal files that you or your immediate family members have created, which are not related to the Company or to the performance of your duties, and have no commercial content, as long as such files are saved under a folder labeled “Private” located at the root directory of the Computer Device.

1.4	If any of the above instructions is not clear or if you have a question regarding the use of Computer Devices, please contact your supervisor.

2.	Notwithstanding the above, the Company does allows private use of the Computer Devices made available to you for work purpose, within reasonable bounds, subject to Section 1 above and Section 4 below.

3.	During work hours and/or while at Company’s offices you may access the internet for your own private use provided that such access is done for a reasonable period of time, and in accordance with the Company’s Computers Policy. For the removal of doubt, and without limitation, it is prohibited to access any web site that contains obscene, pornographic or abusive content, and/or includes content that infringes on protected Intellectual Property rights, and /or is involves gambling

4.	The Company’s e-mail account-

4.1	Which was assigned to you is provided to you only for the purpose of work related use. You are not allowed to use the Company’s e-mail account for private purposes that are not related to the Company’s activities, such prohibited private use of your e-mail account includes correspondence with friends and family.

4.2	In an event, you wish to send private e-mails during work hours and/or while at Company’s offices, you can do so through your private external web based e-mail account (Gmail, Hotmail etc.). As noted above, you are prohibited from saving to Computer Devices any files received through your external web based e-mail account, unless such files are saved per the terms of the exclusive exception detailed above.

5.	In order to maintain the security of the Computer Devices and the protection of the Company’s legitimate interests, the Company is using various monitoring technologies, as well as blocking technologies, in the scope further detailed in the Computer Policy. These technologies enable the Company to monitor and review content and information which is present on Computer Devices or exchanged through Computer Devices, including through the Company’s e-mail account assigned to Company’s employees.

6.	Said monitoring is not intended to infringe your privacy, and as a general rule the Company is not interested in reviewing correspondence which is exchanged through the Company’s e-mail account assigned to you. However, the Company may review professional correspondence and will act within the boundaries of applicable law, and when circumstances so require, necessitate and obligate, in order to protect the Company’s legitimate interests.

7.	In the event that private correspondence exists in the Computer Devices and/or the Company e-mail account assigned to you, this, despite the clear instructions detailed hereinabove, the Company may review such correspondence, if special and unique circumstances exist in which there is a serious suspicion that you are carrying out harmful or illegal activity through Computer Devices, and subject to your consent.

8.	It is further clarified that as part of the Company’s administration of its affairs, it may become necessary for another employee of the Company to access the Computer Devices that were assigned to you, in order review professional information on the Computer Devices that were assigned to you. Such access by other employees may occur during your employment or after the termination of your employment. In this respect, upon request from your supervisors or upon termination of employment, you are required to provide your supervisors with all access passwords that are necessary to access Computer Devices which were assigned to you, and materials that are saved on them.

9.	Any material or file that is saved on Company’s Computer Devices is deemed to be property of the Company.

As a sign of your consent to the Computer Policy and the foregoing instructions, you are required to sign below.

EMPLOYEE ACKNOWLEDGEMENT AND CONSENT:

I, the undersigned, hereby acknowledge and approve that I have read all the above mentioned, received any and all clarifications which I required, and agree to it.

Name	ID number	Signature	Date